Exhibit 5.1

110 North Elgin Avenue, Suite 200 Tulsa, Oklahoma 74120-1495 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		BOK Park Plaza 499 West Sheridan Avenue, Suite 2200 Oklahoma City, OK 73102 Telephone (405) 235-5500 Fax (405) 235-2875
December 13, 2023

ONE Gas, Inc.

15 East Fifth Street

Tulsa, Oklahoma 74103

Re:	ONE Gas, Inc.’s Public Offering of 5.10% Senior Notes due 2029

Ladies and Gentlemen:

We have acted as special outside counsel to ONE Gas, Inc. (the “Company”), an Oklahoma corporation, in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 5.10% Senior Notes due 2029 (the “Notes”).

The Notes were sold pursuant to an underwriting agreement, dated December 11, 2023, by and among the Company, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein, for themselves and as representatives of the several other underwriters named therein.

The Notes were issued pursuant to the Prospectus Supplement, dated December 11, 2023 (the “Prospectus Supplement”) and filed with the United States Securities and Exchange Commission (the “SEC”) on December 12, 2023, and the Prospectus dated February 23, 2023, filed as part of the shelf registration statement (File No. 333-269966) that automatically became effective under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), when filed with the SEC on February 23, 2023 (the “Registration Statement”).

The Notes were issued under the Indenture dated as of January 27, 2014 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association (successor to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of December 13, 2023, between the Company and the Trustee (the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The Supplemental Indenture and the form of the Notes are each filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof.

ONE Gas, Inc. December 13, 2023 Page 2

In rendering this opinion, we have examined and relied on the Registration Statement, the Indenture, the form of the Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, and (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Company has the corporate power and authority to execute and deliver the Notes and perform its obligations thereunder.

2. The Notes have been duly authorized by the Company.

This opinion is limited to the laws of the State Oklahoma. We express no opinion as to the laws of any other jurisdiction, including without limitation the federal laws of the United States. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder. This opinion letter may be relied upon by Skadden, Arps, Slate, Meagher & Flom LLP, as if it were addressed to it, for the sole purpose of rendering its opinions in connection with the offer and sale of the Notes.

Very truly yours,

/s/ GableGotwals